Exhibit 99.1
PINNACLE ENTERTAINMENT THIRD QUARTER REVENUES
RISE 14.9% TO $288 MILLION
— Adjusted EBITDA Increased for All of the Company’s Segments —
LAS VEGAS, NV, October 28, 2010 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported that 2010 third quarter revenues increased 14.9% to $288 million from $251 million in the third quarter of 2009. Consolidated Adjusted EBITDA(a) for the 2010 third quarter increased 46.8% to $60.2 million from $41.0 million in the prior-year period.
Summary of 2010 Q3 Results

	Three Months Ended
	September 30,
($ in thousands, except per share data)	2010	2009
Revenues	$287,791	$250,553
Consolidated Adjusted EBITDA (1)	$60,210	$41,006
Consolidated Adjusted EBITDA margin (1)	20.9%	16.4%
Operating income (2)	$24,083	$8,421
Income (loss) from continuing operations	$1,564	$(19,509)
Income (loss) from continuing operations margin	0.5%	(7.8)%
GAAP net income (loss) (3)	$(766)	$(21,921)
Diluted earnings (loss) per share (3)	$(0.01)	$(0.37)
Adjusted earnings (loss) per share (4)	$0.10	$(0.17)

(1)	For a further description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, please see the section entitled “Non-GAAP Financial Measures” below.

(2)	Operating income in 3Q 2010 includes $5.1 million of impairments and write-downs.

(3)
GAAP net loss and diluted net loss per share in 3Q 2010 include a loss of $2.3 million, or $(0.04) per share, net of taxes, from discontinued operations as described below. For 3Q 2009, the loss from discontinued operations, net of taxes, was $2.4 million, or $(0.04) per share.

(4)	For a further description of Adjusted loss per share and Adjusted earnings per share (Adjusted EPS), please see the section entitled “Non-GAAP Financial Measures” below.
Reflecting its focus on operating excellence and the opening of River City Casino on March 4, 2010, the Company generated year-over-year Adjusted EBITDA(b) increases in all of the markets where it operates. Of note, Adjusted EBITDA at L’Auberge du Lac Casino Resort increased 24.5% to $23.9 million, on a modest 1.4% revenue improvement. In addition, Adjusted EBITDA for Belterra Casino Resort increased by 31.8% to $9.5 million (inclusive of a $756,000 positive one-time accounting impact from resolution of a tax matter) despite a 2.6% revenue decline. Adjusted EBITDA at Boomtown New Orleans rose 35.8% on only a 4.8% increase in revenues.
Pinnacle’s revenues from its St. Louis properties rose 66.0% from last year’s third quarter and Adjusted EBITDA increased 56.5%, reflecting the opening and ramp-up of operations at River City and market share gains. Pinnacle’s total St. Louis market share was 31.2% in the third quarter of 2010 compared with 19.3% in the prior-year period. In the first nine months of 2010, revenues and Adjusted EBITDA generated by Pinnacle’s St. Louis properties rose 53.1% and 48.8%, respectively.

Corporate expense also improved with third quarter 2010 levels 20.8% lower than the prior-year period. Corporate expense as a percentage of revenues was 2.5% in the 2010 third quarter compared with 3.6% in the 2009 third quarter. Adjusted EBITDA margins increased from prior-year levels in every market except St. Louis, which is affected by the continued ramp-up of operations at River City after its opening earlier this year. On a quarterly sequential basis, Pinnacle’s St. Louis operations continued their improvement, with Adjusted EBITDA margins rising 200 basis points to 18.6%. The Adjusted EBITDA margin(b) for L’Auberge du Lac improved to 27.4% in the 2010 third quarter from 22.3% in the prior-year period. Boomtown Reno generated positive Adjusted EBITDA for the 2010 third quarter. These factors contributed to an improvement in Consolidated Adjusted EBITDA margin(a), up to 20.9% in the 2010 third quarter from 16.4% in last year’s third quarter.
“Pinnacle’s growth in third quarter revenues and Adjusted EBITDA, together with improvements in Adjusted EBITDA margins, reflect further progress in creating sustainable operating efficiencies across the entire organization while remaining focused on delivering best-in-market guest experiences,” said Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment. “With revenue increases in four of our six markets and improved operating execution across our property portfolio, we are benefiting from our disciplined approach to operational excellence and have a focused team that can drive further improvements.”
Coordinated Approach to Driving Further Operating Excellence and Market Share
Mr. Sanfilippo continued, “Since late 2009, Pinnacle has rigorously evaluated costs and practices at the property and corporate levels, including gaming floor layouts, hotel room yields, appropriate marketing reinvestment to drive profitable revenues, cost reductions, consolidation of office space, elimination of corporate aircraft and many other measures. These actions were key drivers of the 15% third quarter revenue improvement and 47% rise in Consolidated Adjusted EBITDA, as well as the Consolidated Adjusted EBITDA margin growth. On a property basis, we are focused on profitable revenue, and the performance of Belterra Casino Resort is an example of success with this initiative. While third quarter revenue at Belterra declined 2.6% from the prior year, an improved operating focus drove a 32% increase in property Adjusted EBITDA and a 610 basis point improvement in the related margin.
“In St. Louis, our growing share of the gaming market and improving operating margins offer further evidence of Pinnacle’s ability to provide market-leading casino entertainment experiences while driving profitable growth to generate shareholder value. With two distinct, premier casino properties — Lumière Place and River City — Pinnacle is developing loyal gaming guests in St. Louis. Our recently-launched St. Louis Shared Services initiative, which established a coordinated approach to marketing, player development, accounting and finance, human resources and facility operations for our St. Louis properties, should result in more efficient management of our assets, personnel and costs in the market. This new initiative is already delivering operating synergies and is expected to drive continued gains in market revenue share and higher operating margins.”
Marketing Excellence
“We recently appointed Ginny Shanks, one of the industry’s most accomplished leaders of regional and national casino resort operations, to the position of Chief Marketing Officer,” Mr. Sanfilippo added. “Ginny has a proven, long-term record of success in driving profitable revenues while supporting a culture of service excellence and brand loyalty. Ginny’s leadership of our revised approach to marketing and branding programs will be an important driver of further near- and long-term operational improvements. Going forward, we expect Pinnacle’s revenue and operating margins will benefit from the implementation of new company-wide marketing strategies, including the further development of our brand positioning, player database marketing initiatives, new channels for communicating with current and prospective guests, and our evolving customer loyalty culture under the mychoice brand. Our successful execution of these programs will also further elevate the differentiated experiences offered at our quality gaming entertainment properties.”

Well-Positioned for Execution on New Growth Strategies
“Pinnacle’s strengthened balance sheet provides the financial flexibility to pursue new growth initiatives,” said Steve Capp, executive vice president and chief financial officer of Pinnacle Entertainment. “We currently have over $228 million of cash on-hand and a $375 million undrawn credit facility and are generating significant free cash flow from our existing operations.
“The Company’s strong financial position provides the foundation to expand into new markets. In Baton Rouge, we plan to open an upscale southern Louisiana destination property in December 2011 that will feature a 204-guestroom hotel, a single-level casino with 1,500 slot machines and 51 table games, a parking garage, several restaurants and a multi-purpose meeting and event center. Our Baton Rouge property is located in a high-growth area of the city and is master-planned with quality amenities and entertainment options that will appeal to guests in the market that currently must travel one to two hours to find gaming entertainment that fulfills their expectations. We are exploring other opportunities to diversify Pinnacle’s operations by entering new markets while adhering to disciplined capital-spend and return metrics.”
Anthony Sanfilippo concluded, “Company-wide, Pinnacle’s team members are fully committed to achieving operating excellence and, through constant analysis of our organization’s operating policies, our strategies to grow revenues and improve margins continue to evolve. As a result, we are on track to achieve continued growth and are positioning Pinnacle to realize strong operating leverage from a recovery in consumer spending. With a continued focus on operating excellence initiatives that drive profitable revenue growth, growing free cash flow and a return-focused approach to expansion opportunities, Pinnacle is well-positioned to create new near- and long-term value for shareholders.”
Additional 2010 Third Quarter Highlights and Recent Developments
•
In September 2010, Pinnacle unveiled updated plans for its $357 million (exclusive of land costs and capitalized interest) casino and hotel in Baton Rouge with an anticipated opening in December 2011. The new development plan positions the property as a regional destination, doubles the size of the planned hotel to approximately 204 guestrooms, adds a covered parking facility and includes 1,857 gaming positions, 257 more than the preliminary plans. Pinnacle expects to fund the remaining $340 million of cash construction costs with cash on-hand, cash flow from existing operations, and its currently-undrawn $375 million credit facility.

•
In October 2010, Pinnacle named Ginny Shanks as its Chief Marketing Officer. Ms. Shanks has over 27 years of regional casino and resort marketing experience and is responsible for Pinnacle’s company-wide marketing strategies including the continued development of distinct brand positioning for all of the Company’s gaming entertainment properties and overall corporate branding strategies, development of Pinnacle’s database marketing efforts, evolving Pinnacle’s mychoice customer loyalty culture, establishing new processes for enhancing the guest experience and more effectively communicating with guests.

•
In September 2010, Pinnacle established its St. Louis Shared Services operating structure. The new initiative is designed to achieve in-market synergies and higher operating margins by providing coordinated management of marketing, player development, accounting and finance, human resources and facility operations at the Company’s Lumière Place and River City properties.

Liquidity
At September 30, 2010, the Company had $228 million in cash and cash equivalents, an estimated $70 million of which is used in day-to-day operations. As of the end of the 2010 third quarter, the Company’s $375 million bank credit facility was undrawn and approximately $9.6 million of letters of credit were outstanding.

Interest Expense
Gross interest expense before capitalized interest was $28.0 million in the 2010 third quarter versus $22.5 million in the prior-year period. Gross interest expense increased principally due to the May 2010 issuance of $350 million of 8.75% senior subordinated notes due 2020. There was virtually no capitalized interest in the 2010 third quarter, as the Company stopped capitalizing interest for River City upon its opening in March 2010. In the 2009 third quarter, capitalized interest was $3.8 million.
Income Taxes
For the three and nine months ended September 30, 2010, the Company had an income tax benefit as compared to an income tax expense for the same periods in 2009. The effective tax rates in 2010 differ from the statutory rate due to the release of prior-year reserves for uncertain tax benefits, the effects of permanent items and the recording of a valuation allowance against a portion of our deferred tax assets generated in the current year.
Discontinued Operations
Discontinued operations consist of the Company’s Atlantic City, New Jersey assets, which Pinnacle intends to sell; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended September 30, 2010, Pinnacle recorded a loss of $2.3 million, net of income taxes, related to its discontinued operations. For the prior-year period, the loss from discontinued operations was $2.4 million.
Investor Conference Call
Pinnacle will hold a conference call for investors today, Thursday, October 28, 2010, at 10:00 a.m. ET (7:00 a.m. PT) to discuss its 2010 third quarter and year-to-date financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through November 11, 2010 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 19146993. The conference call will also be available for replay at www.pnkinc.com.
(a) Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted earnings (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted earnings (loss) per share as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations divided by the number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as a relevant and useful measure to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted earnings (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted earnings (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted earnings (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.
EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP earnings (loss) per share to Adjusted earnings (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.
(b) Definition of Adjusted EBITDA and Adjusted EBITDA margin
The Company defines Adjusted EBITDA for each segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenues. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Louisiana, Missouri, Indiana, and Nevada. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri. Pinnacle is developing a casino and hotel in Baton Rouge, Louisiana that is expected to open in December 2011.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance, future growth, ability to implement strategies to improve revenues and operating margins at the Company’s properties, ability to achieve operating efficiencies and to reduce corporate and marketing costs, continued operating performance of the Company’s St. Louis properties, anticipated milestones; completion and opening schedule of the Baton Rouge project; the facilities, features, amenities of the Baton Rouge project; the economic outlook of the Baton Rouge area and the ability to sell or otherwise dispose of discontinued operations, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget, could prevent the Company from completing its Baton Rouge project within budget and on time; (f) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (g) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Belterra, Boomtown, Casino Magic, L’Auberge du Lac, Lumière Place and River City are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.
CONTACT:

Investor Relations Lewis Fanger VP, Finance and Investor Relations 702/541-7777 or investors@pnkmail.com	Media Relations Kerry Andersen Director, Community & Public Relations 337/395-7631 or kandersen@ldlmail.com

Richard Land, Jim Leahy Jaffoni & Collins Incorporated 212/835-8500 or pnk@jcir.com
— financial tables follow —

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

Revenues:
Gaming	$246,776	$214,513	$713,640	$655,202
Food and beverage	18,764	15,221	51,851	44,636
Lodging	11,637	10,769	30,268	28,992
Retail, entertainment and other	10,614	10,050	28,161	27,265

	287,791	250,553	823,920	756,095

Expenses and other costs:
Gaming	139,944	130,177	405,336	386,210
Food and beverage	18,176	14,515	52,021	43,276
Lodging	6,324	6,185	17,370	17,836
Retail, entertainment and other	6,062	6,090	16,471	15,839
General and administrative	58,355	54,580	173,839	164,188
Depreciation and amortization	28,528	24,408	83,762	73,974
Pre-opening and development costs	1,201	5,863	12,171	12,851
Impairment of indefinite-lived intangible assets	—	—	11,500	—
Impairment of land and construction costs	4,773	—	23,164	—
Write-downs, reserves and recoveries, net	345	314	(4,033)	1,069

	263,708	242,132	791,601	715,243

Operating income	24,083	8,421	32,319	40,852
Other non-operating income	68	18	227	166
Interest expense, net of capitalized interest	(27,923)	(18,656)	(76,292)	(51,146)
Loss on early extinguishment of debt	—	(8,831)	(1,852)	(8,831)
Gain on sale of equity securities	—	—	—	12,914

Loss from continuing operations before income taxes	(3,772)	(19,048)	(45,598)	(6,045)
Income tax (expense) benefit	5,336	(461)	7,387	(1,022)

Income (loss) from continuing operations	1,564	(19,509)	(38,211)	(7,067)
Income (loss) from discontinued operations, net of income taxes	(2,330)	(2,412)	24,874	(9,215)

Net loss	$(766)	$(21,921)	$(13,337)	$(16,282)

Net loss per common share—basic
Income (loss) from continuing operations	$0.03	$(0.33)	$(0.63)	$(0.12)
Income (loss) from discontinued operations, net of income taxes	$(0.04)	$(0.04)	$0.41	$(0.15)

Net loss per common share—basic	$(0.01)	$(0.37)	$(0.22)	$(0.27)

Net loss per common share—diluted
Income (loss) from continuing operations	$0.03	$(0.33)	$(0.63)	$(0.12)
Income (loss) from discontinued operations, net of income taxes	$(0.04)	$(0.04)	$0.41	$(0.15)

Net loss per common share—diluted	$(0.01)	$(0.37)	$(0.22)	$(0.27)

Number of shares—basic	61,128	60,070	60,654	60,048
Number of shares—diluted	61,128	60,070	60,654	60,048

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$228,440	$123,431
Other assets, including restricted cash	156,073	124,047
Land, buildings, riverboats and equipment, net	1,472,867	1,499,975
Assets of discontinued operations held for sale	61,767	96,403

Total assets	$1,919,147	$1,843,856

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$216,130	$249,322
Long-term debt, including current portion	1,176,417	1,063,371
Liabilities of discontinued operations held for sale	6,490	36,754
Deferred income taxes	5,913	—

Total liabilities	1,404,950	1,349,447

Stockholders’ equity	514,197	494,409

Total liabilities and stockholders’ equity	$1,919,147	$1,843,856

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Revenues
L’Auberge du Lac	$87,043	$85,805	$257,092	$260,798
St. Louis (a)	92,287	55,591	249,479	162,917
Boomtown New Orleans	34,221	32,646	103,236	106,394
Belterra Casino Resort	40,614	41,694	115,829	125,444
Boomtown Bossier City	21,730	23,311	67,192	70,795
Boomtown Reno	11,893	11,505	31,084	29,666
Other	3	1	8	81

Total Revenues	$287,791	$250,553	$823,920	$756,095

Adjusted EBITDA
L’Auberge du Lac	$23,876	$19,175	$69,995	$64,155
St. Louis (a)	17,155	10,960	46,811	31,449
Boomtown New Orleans	10,634	7,832	31,676	31,959
Belterra Casino Resort	9,499	7,209	23,669	23,205
Boomtown Bossier City	5,058	5,050	16,270	15,946
Boomtown Reno	1,177	(146)	710	(1,384)

	67,399	50,080	189,131	165,330
Corporate expenses	(7,189)	(9,074)	(25,446)	(27,066)

Consolidated Adjusted EBITDA (b)	$60,210	$41,006	$163,685	$138,264

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$60,210	$41,006	$163,685	$138,264
Pre-opening and development costs	(1,201)	(5,863)	(12,171)	(12,851)
Non-cash share-based compensation	(1,280)	(2,000)	(4,802)	(9,518)
Impairment of indefinite-lived intangible assets	—	—	(11,500)	—
Impairment of land and construction costs	(4,773)	—	(23,164)	—
Write-downs, reserves and recoveries, net	(345)	(314)	4,033	(1,069)
Depreciation and amortization	(28,528)	(24,408)	(83,762)	(73,974)
Other non-operating income	68	18	227	166
Interest expense, net of capitalized interest	(27,923)	(18,656)	(76,292)	(51,146)
Gain on sale of equity securities	—	—	—	12,914
Loss on early extinguishment of debt	—	(8,831)	(1,852)	(8,831)
Income tax (expense) benefit	5,336	(461)	7,387	(1,022)

Income (loss) from continuing operations	$1,564	$(19,509)	$(38,211)	$(7,067)

Consolidated Adjusted EBITDA margin (b)	20.9%	16.4%	19.9%	18.3%
Income (loss) from continuing operations margin	0.5%	(7.8)%	(4.6)%	(0.9)%

(a)	St. Louis includes operating results at Lumière Place and River City Casino. River City Casino opened on March 4, 2010.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
River City	$296	$2,112	$9,709	$4,907
Baton Rouge	291	2,796	683	5,446
Sugarcane Bay	120	544	1,199	1,739
Other	494	411	580	759

Total pre-opening and development costs	$1,201	$5,863	$12,171	$12,851

Write-downs, Reserves and Recoveries, Net
(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Loss on disposal of asset	$—	$57	$451	$445
Impairment of assets	345	257	1,968	624
Legal settlement recoveries	—	—	(6,452)	—

Write-downs, reserves and recoveries, net	$345	$314	$(4,033)	$1,069

Income (Loss) from Discontinued Operations, Net of Income Taxes
(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Atlantic City	(1,670)	(2,370)	(8,656)	(7,362)
President Riverboat Casino	(732)	(1,372)	(6,146)	(3,348)
Casino Magic Argentina	—	1,709	3,363	5,057
The Casino at Emerald Bay in The Bahamas	(757)	(16)	(745)	(97)
Casino Magic Biloxi	1,151	(109)	41,986	(320)
Income taxes	(322)	(254)	(4,928)	(3,145)

Income (loss) from discontinued operations, net of income taxes	$(2,330)	$(2,412)	$24,874	$(9,215)

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income (Loss)
and GAAP Net Income (Loss) Per Share to Adjusted Earnings (Loss) Per Share
(In thousands, except per share amounts, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

GAAP net income (loss)	$(766)	$(21,921)	$(13,337)	$(16,282)
Pre-opening and development costs	1,201	5,863	12,171	12,851
Gain on sale of equity securities	—	—	—	(12,914)
Impairment of indefinite-lived intangible assets	—	—	11,500	—
Impairment of land and construction costs	4,773	—	23,164	—
Write-downs, reserves and recoveries, net	345	314	(4,033)	1,069
Loss on early extinguishment of debt	—	8,831	1,852	8,831
Adjustment for taxes on above	(2,544)	(6,041)	(17,973)	(3,959)
(Income) loss from discontinued operations, net of income taxes	2,330	2,412	(24,874)	9,215

Adjusted net income (loss) (a)	$5,339	$(10,542)	$(11,530)	$(1,189)

GAAP net income (loss) per share	$(0.01)	$(0.37)	$(0.22)	$(0.27)
Pre-opening and development costs	0.02	0.10	0.20	0.21
Gain on sale of equity securities	—	—	—	(0.22)
Impairment of indefinite-lived intangible assets	—	—	0.19	—
Impairment of land and construction costs	0.08	—	0.38	—
Write-downs, reserves and recoveries, net	0.01	0.01	(0.07)	0.02
Loss on early extinguishment of debt	—	0.15	0.03	0.15
Adjustment for taxes on above	(0.04)	(0.10)	(0.30)	(0.07)
(Income) loss from discontinued operations, net of income taxes	0.04	0.04	(0.41)	0.15

Adjusted earnings (loss) per share (a)	$0.10	$(0.17)	$(0.20)	$(0.03)

Number of shares — diluted	61,128	60,070	60,654	60,048

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income (loss) and Adjusted earnings (loss) per share.